Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, October 23, 2019

CHICAGO, ILLINOIS – October 23, 2019 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2019 net sales and net earnings.

Third quarter 2019 net sales were $181,913,000 compared to $181,505,000 in third quarter 2018, an increase of $408,000. Third quarter 2019 net earnings were $29,854,000 compared to $26,104,000 in third quarter 2018, and net earnings per share were $0.46 and $0.40 in third quarter 2019 and 2018, respectively, an increase of $0.06 or 15%.

Nine months 2019 net sales were $388,953,000 compared to $387,987,000 in nine months 2018, an increase of $966,000. Nine months 2019 net earnings were $50,365,000 compared to $44,718,000 in nine months 2018, and net earnings per share were $0.77 and $0.68 in nine months 2019 and 2018, respectively, an increase of $0.09 per share or 13%.

Mrs. Gordon said, “Both third quarter and nine months 2019 net sales include increases in domestic sales of approximately 1%. Successful pre-Halloween sales and marketing programs contributed to this increase in 2019. Lower foreign sales, including the effects of foreign currency translation to U.S. dollars, adversely affected reported consolidated sales in both third quarter and nine months 2019 compared to the corresponding periods in 2018. The timing of certain sales in third quarter and nine months 2019 also had an unfavorable impact in 2019 when compared to the corresponding periods in the prior year.

Third quarter and nine months 2019 net earnings benefited from higher price realization which allowed the Company to recover some margin decline resulting from increases in certain input costs. Plant efficiencies driven by capital investments and ongoing cost containment programs contributed to the improved results discussed above. The prior year 2018 results were adversely affected by the implementation and start-up of new manufacturing packaging lines and resulting operational inefficiencies as well as unfavorable experience from self-insurance programs. The Company is continuing its investments in its plant manufacturing operations to meet new consumer and customer demands, achieve quality improvements, and increase operational efficiencies. Lower general and administrative expenses, primarily legal and professional fees, and more favorable foreign exchange also contributed to the improved results in third quarter and nine months 2019.

The Company’s effective income tax rates were 21.2% and 21.5% in third quarter 2019 and 2018, respectively, and 22.9% and 22.1% in nine months 2019 and 2018, respectively. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both third quarter and nine months 2019."

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

SEPTEMBER 30, 2019 and 2018

	Third Quarter Ended
	2019	2018

Net Product Sales	$181,913,000	$181,505,000
Net Earnings	$29,854,000	$26,104,000
Net Earnings Per Share*	$0.46	$0.40
Average Shares Outstanding*	65,344,000	66,069,000

	Nine Months Ended
	2019	2018

Net Product Sales	$388,953,000	$387,987,000
Net Earnings	$50,365,000	$44,718,000
Net Earnings Per Share*	$0.77	$0.68
Average Shares Outstanding*	65,598,000	66,182,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2019 and April 6, 2018.